Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-122171) pertaining to the 2002 Stock Incentive Plan, (Form S-8 No. 333-101298) pertaining to the 2002 Stock Incentive Plan, the 2001 Nonqualified Stock Option Plan, the 2001 Service Award Option Plan and the 1998 Stock Option Plan of SI International, Inc., (Form S-8 No. 333-111551) pertaining to the Deferred Compensation Plan of SI International, Inc., and (Form S-3 No. 333-113827) pertaining to $100,000,000 common stock, preferred stock, depositary shares, warrants and debt securities offered by SI International, Inc. of our report dated December 10, 2004 relating to the October 31, 2004 financial statements of Shenandoah Electronic Intelligence, Inc. and Subsidiaries, which appear in this Current Report on Form 8-K/A of SI International, Inc.

/s/ McGladrey & Pullen, LLP

Bethesda, Maryland

April 27, 2005